Exhibit 10.1
SEPARATION AGREEMENT
This agreement is made and entered into between Pla-Fit Franchise, LLC, a subsidiary of Planet Fitness Holdings, LLC, ("Company" or "Planet Fitness") and Edward Hymes ("Employee" or "m") concerning the terms of your separation from the Company and the Company's offer to pay you severance payments and other benefits in exchange for a general release of claims and your observance of the terms and conditions of this agreement ("Agreement"). You and the Company are hereinafter sometimes collectively referred to as the "Parties.
1.Separation Date. Your employment will terminate effective May 31, 2023 (the "Separation Date").
2.Acknowledgment of Payment of Wages. By your signature below, you acknowledge that on the Separation Date or as required by state law, you were provided a final paycheck for all wages (including but not limited to any bonus or incentive compensation and payment for accrued and unused vacation hours), salary and any similar payments due you from the Company as of the Separation Date, less applicable federal, state and local withholding taxes.
3.Severance Benefits. In exchange for your agreement to the general release and waiver of claims set forth in paragraph 7 ("Release") below and your observance of the other terms and conditions of this Agreement, the Company agrees that you will be considered an Eligible Employee under the Planet Fitness, Inc. Executive Severance & Change in Control Policy, effective July 1, 2021 ("Executive Severance Policy") and provided benefits in accordance with the Executive Severance Policy. Specifically, in addition to Accrued Compensation, as defined in the Executive Severance Policy, you will receive the following Severance Benefits in accordance with Sections 4.1 of the Executive Severance Policy:
3.1    Following the Effective Date (as defined in paragraph 20 below) of this Agreement, an amount equal to 150% of your Base Salary, less applicable federal, state and local taxes and withholdings, paid in 26 (twenty-six) equal installments ("Severance Payment" and the “Severance Payment Period”). The Severance Payment will be paid out in installments on the Company's regularly scheduled pay dates beginning with the first pay date following the Effective Date until the Severance Payment has been paid, in accordance with Section 4.3 of the Executive Severance Policy.
3.2    An amount equal to the prorated portion of the target annual cash bonus for 2023 that you would have received if your employment with the Company was not terminated, to be paid in accordance with Section 4.3(b)
3.3    Provided that you were eligible for and properly enrolled in a Company sponsored benefit plan, an amount equal to the Company's monthly portion of the premium for each such enrollment multiplied by twelve (12);
3.4    Twelve (12) additional months of service credit toward vesting for all unvested time-based equity awards, subject to complying with all obligations under such awards except for the requirement to continue working for such 12 months. All unvested time-based equity awards that do not become vested as a result of the 12 additional months described in the immediately preceding sentence shall be forfeited. All performance-based equity awards shall be forfeited immediately upon the Separation Date; provided, however, that if the Separation Date is after the performance period associated with such performance-based equity award, but before the performance-based equity award is paid, then you shall retain the right to be paid in accordance with the terms of the award. Except as expressly provided herein, the treatment of equity awards shall be governed by the terms of the applicable equity incentive plan and award agreement under which the award was granted. Without limiting the generality of the foregoing, all equity awards that become vested shall be paid at the time prescribed by the applicable award agreement; and
3.5    You are not required to repay the Sign-On Bonus or One-Time Bonus set forth in the November 23, 2022 Offer Letter.
By signing below, you acknowledge that you are receiving the Severance Benefits outlined in this paragraph in consideration for waiving your rights to claims referred to in this Agreement and your agreement to adhere to the terms of this Agreement, and that you would not otherwise be entitled to the Severance Benefits.
4.Insurance. Following the Separation Date, if you are currently covered by the Company's group health insurance plans, you will be eligible to elect to continue your group medical and dental coverage at your own expense for a period of up to eighteen months subject to the terms of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). You may elect COBRA coverage, regardless of whether you accept the Severance Payment set forth herein, for as long as you are eligible to do so. If you have participated in the Health Care Flexible Spending Account program, you will have until the end of the current year to submit for reimbursement any qualifying expenses incurred prior to the Separation Date. Except as expressly provided in this Section 4, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn vacation or other similar benefits after the Separation Date. No employee benefit plan provides for post-termination benefits except as required under COBRA.
5.Cooperation, Unemployment Claims. During the Severance Payment Period, you agree that you will be available by phone and/or email to assist with transition questions which may arise. You will not be required to travel to the Company to provide this assistance. You will make your best efforts to provide this transition assistance in a timely manner following a Company inquiry. You understand and agree that you will not receive any additional compensation for providing this assistance. You further agree that during the Severance Payment Period, you will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which you were involved during your employment with the Company. You shall render such cooperation in a timely manner on reasonable notice from the Company.
The Company agrees that it will not contest any claim for unemployment compensation you file; however, you understand that determinations regarding eligibility for benefits rest with the State, not the Company.

6.Property, Expenses. By the close of business on the Separation Date you warrant that (i) you have returned all Company property and data that has been in your possession or control including but not limited to Company credit card, computer recorded information, tangible property, entry cards, keys and cell phone, and that if you have used any non-Company computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems and you will provide the Company with access to such systems as requested to verify that the necessary copying and/or deletion is completed; and (ii) you have submitted all legitimate requests for reimbursement of business expenses. The Company will reimburse you in accordance with Company policies.
7.Releases. In consideration of the Severance Benefits to be provided to you in connection with the termination of your employment, as set forth in Section 3 of this Agreement, you hereby agree to the following:
7.1    To the fullest extent permitted by law, you, on behalf of yourself and your successors-in-interest, heirs, executors, agents, trustees, affiliates, servants, representatives, transferees, successors and assigns, hereby release and forever discharge the Company, its parents, subsidiaries and affiliates and all of their respective past, present and/or future predecessors, successors, agents, officers, directors, employees, parent companies, shareholders, employee benefit plans, administrators, trustees, attorneys and representatives, and all others connected with any of them, both individually and in their official capacities ("Releasees"), from and against any and all claims, demands, obligations, liabilities, costs, expenses, fees (including without limitation attorneys' fees), actions, causes of action, rights, promises, judgments, losses, liens and damages of every kind, combination or description, in law or at equity, which you have against the Releasees or have ever had, whether known or unknown, anticipated or unanticipated, liquidated or unliquidated, fixed, conditional or contingent, concerning, relating to, or arising out of any alleged acts or omissions by any of the Releasees from the beginning of time to the date on which you execute this Agreement, including, without limitation, all claims arising under any act, statute, constitution, regulation, executive order, ordinance, or the common law. Without limiting the generality of the foregoing, the claims released by you hereunder include, but are not limited to claims under any employment laws, including, but not limited to, claims of unlawful discharge, retaliation, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the New Hampshire Law Against Discrimination (N.H. RSA. §§ 354-A:6-354-A:26); the New Hampshire Whistleblowers' Protection Act (N.H. RSA §§ 275-E:1-275-E:9); the New Hampshire Minimum Wage Law (N.H. RSA § 279:29); the Protective Legislation Law (N.H. RSA §§ 275:1-275:75); New Hampshire Unemployment Compensation Law (N.H. RSA § 282-A:160); New Hampshire's Uniform Trade Secrets Act (N.H. RSA §§ 350-B:1-350-B:9); New Hampshire Safety and Health of Employees Law (N.H. RSA § 277:35-a); Texas Commission on Human Rights Act, Tex. Lab. Code § 21.001, et seq.; Texas Equal Work, Equal Pay Law, Tex. Gov't Code Ann. § 659.001; Texas Whistleblower Protection Law, Tex. Gov't Code Ann. § 554.002; Texas Worker's Compensation Retaliation Law, Tex. Lab. Code Ann. § 451.001; Texas Blacklisting Law, Tex. Lab. Code Ann. § 52.031; Texas Payment of Wages Law, Tex. Lab. Code Ann. § 61.011 et seq.; Texas Minimum Wage Law, Tex. Lab. Code Ann. § 62.051 et seq.; Texas AIDS Testing Law, Tex. Health & Safety Code Ann. § 81.101 et seq., all as amended, and any other federal, state or local laws and/or regulations relating to employment, leaves of absence from employment, or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act of 1967 ("ADEA") or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act. This release also includes claims arising under the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514; Sections 748(h)(i), 922(h)(i), and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the "Dodd Frank Act"), 7 U.S.C. §26(h), 15 U.S.C. §78u-6(h)(i) and 12 U.S.C. §5567(a), but this Agreement does not release any right you may have to receive a monetary award from the Securities and Exchange Commission (the "SEC") as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C.. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program. You recognize and agree that this is a general release, waiving and releasing claims to the fullest extent permitted under the law. You also knowingly and intentionally waive any rights to any additional recovery that might be sought on your behalf against the Releasees by any other person, entity, local, state or federal government or agency thereof, including specifically and without limitation, the state and federal Departments of Labor. The Parties intend that the claims released herein be construed as broadly as possible.
7.2    ADEA Waiver. You acknowledge that you arc waiving and releasing any rights you may have under the ADEA and that this waiver and release is knowing and voluntary. You and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date of this Agreement. You acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by the Company that (a) you should consult with an attorney prior to executing this Agreement; (b) you had at least twenty-one (21) days within which to consider this Agreement, and if you sign it in less than 21 days, you have voluntarily waived the    21-day consideration period; and (c) you have seven (7) days following your execution of this Agreement to revoke the Agreement by providing written notice to Kathy Gentilozzi, Human Resources, Planet Fitness Worldwide Headquarters, 4 Liberty Lane West, Hampton, New Hampshire, 03842 (the "Revocation Period"). This Agreement shall not be effective until the Revocation Period has expired.
7.3    You represent and warrant that you have not filed any claims, charges, suits, or actions of any kind against any of the Releasees that have not been fully resolved as of the date of the signing of this Agreement.
7.4    You represent and warrant that you have been properly paid for all time worked while you were employed and that you have received all benefits to which you were entitled. You further represent and warrant that you know of no facts and have no reason to believe that your rights under the Fair Labor Standards Act ("FLSA") have been violated. You agree not to opt into any collective action seeking recovery for minimum wages or overtime under the FLSA or any similar state law, and will opt out of any class action seeking such a recovery.
7.5    You and the Company do not intend to release claims that you may not release as a matter of law.
7.6    Notwithstanding the foregoing, nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.
7.7    Nothing in this Agreement shall be construed to prohibit you from filing a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, or other applicable state or local agency or from participating in any way with any investigation or proceeding conducted by any such agency. However, you understand and agree that, by entering into this Agreement, you are releasing your right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by you or by anyone else on your behalf.
8.Contact with Company Employees. You may contact the Company's Human Resources personnel or Legal Department if you have any questions about your benefits or this Agreement. Except as otherwise permitted under paragraph 5 of this Agreement, you agree that you will not contact other Company employees about your employment or the end of your employment with the Company.
9.Employee's Representations. You hereby represent and warrant to the Company, with full knowledge that the Company intends to rely on these representations, the following:
9.1    Confidential Information. Subject to Section 9.6 below, you agree to the confidentiality provision in Section 6.4 of the Executive Severance Policy.
9.2    Non-solicitation of Employees. You agree to the non-competition provision in Section 6.2 of the Executive Severance Policy.
9.3    Non-compete. You agree to the non-competition provision in Section 6.1 of the Executive Severance Policy.
9.4    Non-disparagement. Subject to Section 9.6 below, you agree to the non-disparagement provision in Section 6.3 of the Executive Severance Policy.
9.5    You acknowledge that from and after the Separation Date, you shall have no authority to represent yourself as an employee or agent of the Company, and you agree not to represent yourself thereafter as an employee or agent of the Company
9.6    Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency, concerning matters relevant to the governmental agency or entity In addition, an action that would otherwise count as trade secret misappropriation will be immunized If the disclosure (a) is made (i) in confidence to a federal, slate, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
10.Confidentiality. Subject to Section 9.6 above, (a) you agree to keep the contents, terms and conditions of this Agreement confidential except you may disclose the terms to your immediate family, accountant or attorneys or pursuant to subpoena or court order; (b) you acknowledge that you have not disclosed any such information in violation of this paragraph prior to signing this Agreement. and (c) you agree that if you are asked for information concerning this Agreement, you will only state that you and the Company reached an amicable resolution of your separation from the Company.
11.No Admission of Liability. This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners. officers, shareholders, directors, employees, subsidiaries, parents, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under any state or federal provisions regarding such admissibility.

12.Waiver and Invalidity. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision, nor in any way affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. The Parties agree that the provisions of this Agreement shall be deemed severable and that the invalidity or unenforceability of any portion or any provision shall not affect the validity or enforceability of the other portions or provisions. Such provisions shall be appropriately limited and given effect to the extent that they may be enforceable.
13.Remedies for Breach by Employee. You understand and agree that the Company's obligation to perform under this Agreement is conditioned upon your covenant and promise to the Company as set forth in this Agreement. In the event you breach any such covenants and promises or cause any such covenants or promises to be breached, you acknowledge and agree that the Company may suspend performance under this Agreement and/or seek all legal remedies including injunctive relief to enforce the provisions of this Agreement.
14.Arbitration. The Parties agree that any dispute, controversy, or claim arising out of or related to your employment with Planet Fitness or termination of employment, this Agreement, or any alleged breach of this Agreement shall he governed by the Federal Arbitration Act ("FAA") and submitted to and decided by binding arbitration to be held in Rockingham County, New Hampshire. Arbitration shall be administered before the American Arbitration Association ("AAA") in accordance with AAA's Employment Due Process Protocol and the AAA's Employment Arbitration Rules. Any arbitral award determination shall be final and binding on the Parties and may be entered as a judgment in a court of competent jurisdiction.
15.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New Hampshire without regard to its conflict of laws principles.
16.Successors, Assigns, and Representatives. This Agreement shall inure to and he binding upon the Parties hereto, their respective heirs, legal representatives, successors, and assigns.
17.Entire Agreement. Other than the Executive Severance Policy, which is hereby incorporated by reference in full, this Agreement constitutes the entire agreement between you and Releases with respect to the subject matter hereof and, other than the Executive Severance Policy or unless specifically noted in Section 9 of this Agreement, supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. Capitalized terms used herein without definition shall have the meanings assigned to them in the Executive Severance Policy, as applicable. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have voluntarily executed this Agreement in reliance only upon such promises, representations and warranties as arc contained herein. This Agreement may only be modified in a writing signed by the Parties.
18.Review of Separation Agreement. The Company hereby advises you to discuss this Agreement with an attorney before executing it. You may take up to twenty-one (21) days from the date of receipt to consider this Agreement and you understand that if you do not sign the Agreement within those twenty-one (21) days, then the Agreement shall be void. You have seven (7) days following your execution of this Agreement to revoke the Agreement.
19.Knowing and Voluntary Acknowledgement. You acknowledge, understand and agree that:

19.1    You have read and understand the terms and effect of this Agreement.
19.2    You affirm that you are fully competent to execute this Agreement and that you do so voluntarily and without any coercion, undue influence, threat, or intimidation of any kind or type and that you are not under duress; and
19.3    You release and waive claims under this Agreement knowingly and voluntarily, in exchange for consideration in addition to anything of value which you may already be entitled to receive.
20.Effective Date. This Agreement shall be effective on the eighth (8'') date after you sign it, after the Revocation Period has expired, provided that you have not revoked this Agreement.

If you agree to the terms of this Agreement, please sign below and return it to Kathy Gentilozzi, Human Resources, Planet Fitness Worldwide Headquarters, 4 Liberty Lane West, Hampton, NH 03842
Sincerely,
Pla-Fit Franchise, LLC
By: /s/ Kathy Gentilozzi
Kathy Gentilozzi
Chief People Officer

By signing this Agreement, I represent and warrant that I agree to all provisions contained in this Agreement and hereby execute it voluntarily and with full understanding of its terms.
Signed: /s/ Edward Hymes                    Dated: June 15, 2023